                     EMPLOYMENT AND NON-COMPETE AGREEMENT


         This Employment and Non-Compete Agreement (hereinafter referred to collectively as the "Agreement") is entered into as of August 1, 1997, between Dr. Burton A. Zabin ("Zabin"), on the one hand, and Bio-Rad Laboratories, Inc., (hereinafter referred to as the "Company"), on the other hand.


         WHEREAS, Zabin has worked at the Company since September 1, 1963 and has extensive expertise and experience with the operations and products of the Life Science Group and its competitors;


         WHEREAS, competition by Zabin against the Company would prove detrimental to the business of the Company;


         WHEREAS, the parties wish to reach a mutually agreeable arrangement regarding the continued utilization of Zabin's expertise and experience after he leaves his position as Vice President, and Group Manager of the Life Science Group ("Present Position");


         WHEREAS, the parties wish to define Zabin's continued employment relationship with the Company.


         THE PARTIES HEREBY enter into the following agreement between them, fully, finally and completely on the following terms, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged:


   1. Zabin will continue his employment with the Company through March 18, 2001. During the time period from August 1, 1997 through March 18, 2001, he will work as an employee for the Company on a flexible-time basis as noted hereafter. The Company will provide secretarial services for correspondence and telephone messages for Zabin from August 1,
   1997, to March 18, 2001. During the time from August 1, 1997, to March 18, 2001, Zabin will be available to the Company for an average of one hundred thirty-five days on a reasonable flexible-time basis during each successive twelve-month period, (except for the last period which shall
   be approximately nine months)  commencing on August 1, 1997.   He will
   be reasonably available to undertake reasonable assignments provided to him which utilize his knowledge in the life science research market.

   Zabin shall use reasonable efforts, but shall not be required to complete all projects that may be assigned. During the time of this Agreement, Zabin will have the right to take reasonable amounts of time off with adequate notice and approval by David Schwartz or his successor in order to engage in various personal matters. In the event the Company requires Zabin to undertake assignments necessitating his presence at other than the Company location, the Company will reimburse Zabin for his reasonable out-of-pocket expenses. Zabin will receive one-half of his full present salary during such period and until March 18, 2001, and will receive a check for $4,958.25, minus normal payroll deductions, on a semi-monthly basis, and be entitled to participate in the 401K program and the Bio-Rad Employees Deferred Profit Sharing and Retirement Plan, and receive basic life insurance, normal medical and dental benefits and long term disability insurance. Zabin shall not participate in any bonus or stock programs.


   2. Upon executing this Agreement, Zabin will tender to Sanford Wadler a written irrevocable letter of resignation from his employment at the Company effective March 18, 2001, in the form attached as Exhibit 1. At his sole option, he may resign from his employment sooner on six month's notice, in which event, the amounts set forth under paragraph one hereunder shall not be paid. The Company may not terminate Zabin's employment prior to March 18, 2001, unless there is good cause. Good cause for the purpose of this Agreement shall be limited to neglect of Zabin's reasonable duties, theft, material breach of this Agreement, and intentional misconduct. In the event that the Company claims Zabin has neglected his reasonable duties, the Company must provide Zabin with written notice detailing any and all such neglect of his reasonable duties and give Zabin 30 days in which to correct any such alleged neglect of his reasonable duties before he can be terminated from his employment for such reasons.


   3. Zabin agrees to release and forever hold the Company harmless for any potential obligation or liability to tax or other authorities for any deductions, taxes, or other obligations with respect to the payment of the aforesaid sums.


   4. From August 1, 1997, to March 18, 2005, Zabin will not consult or be an employee, proprietor, partner or controlling shareholder for a direct or indirect competitor of the Company or its subsidiaries. Further, Zabin will not be a party to the recruitment of any of the Company's employees from August 1, 1997 to March 18, 2003.


   5. Zabin shall be entitled to full COBRA rights and benefits for continued health and dental insurance coverage following his resignation. The Company shall do nothing to interfere with Zabin's COBRA rights and benefits or other rights to convert to individual policies.


   6. During the period between the execution of this Agreement and Zabin's final day of employment at the Company, Zabin shall not continue to accrue sick leave, but shall continue to have the right to take
   accrued sick leave.    Zabin shall continue to accrue vacation and shall
   have the right to take vacation; provided, however, that all vacation must be taken in the year accrued. Zabin shall be paid for all of his current accrued and unused vacation time as required by law, on August 15, 1997.


   7. Zabin will remain a director for the remainder of his current term.


   8. Zabin will be permitted to exercise all vested stock options granted prior to leaving his Present Position and all stock options which vest during the term of this Agreement. If Zabin becomes unable to carry out his assigned duties under this Agreement, or if Zabin retires, the Stock Option Committee has granted Zabin the right to exercise Zabin s stock options for up to two years after Zabin ceases employment.


   9. In consideration for the payments and benefits to be paid to him by the Company and in consideration of the Company's agreement to perform under this Agreement, Zabin hereby releases and waives and absolutely and forever discharges the Company, its officers, directors, employees, subsidiaries, parent and related companies, predecessors, successors and assigns, and any and all of them, from any and all claims, liabilities, demands, debts, accounts, obligations, actions, and causes of action, known or unknown, suspected or unsuspected, at law or in equity, in arbitration, or in any state or federal administrative proceeding, which relate to or arise out of, in any way, his employment with the Company, or the separation of his regular employment which Zabin claims to have or has against any or all of them, whether known or unknown, as of the date of the Agreement, including without limitation, contract, tort, age discrimination claims under the Age Discrimination Act, the California Fair Employment and Housing Act or other discrimination claims of any kind.


   10. The Company hereby expressly releases and waives, and absolutely and forever discharges Zabin, his agents, and his family, and any and all of them, from any and all claims, liabilities, demands, debts, accounts, obligations, actions, and causes of action, past, present or future, known or unknown, suspected or unsuspected, at law or in equity, or in any arbitration, of any kind or nature whatsoever which the Company has or claims to have against either Zabin, his agents, or his family, arising on or before the date of this Agreement.


   11. As part of the above releases and not by way of limitation, Zabin and the Company expressly, absolutely, and forever release and waive all of their rights under Section 1542 of the Civil Code of the State of California. Said Section states:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY EFFECTED THE SETTLEMENT WITH THE DEBTOR."


   12. In connection with such waiver and relinquishment, the parties hereto acknowledge that they are aware that they may later discover facts in addition to those which they currently know or believe to be true with respect to the subject matters of this Agreement, but that it is their intent to hereby fully, finally, and forever settle and release all of these matters which now exist, may exist, previously existed between the parties, whether known or unknown, suspected or unsuspected. In furtherance of such intent, the release given herein shall be and shall remain in effect as a complete and full release, notwithstanding the discovery or existence of such additional or different facts.


   13. Zabin will at all times during the term of this Agreement and thereafter hold in strictest confidence, and not use or disclose to anyone outside of the Company without expressed written authorization of an officer of the Company any confidential or propriety information of the Company, including know-how, formulae, secret processes or machines, inventions, and matters of a business nature, such as information about costs, profits, markets, sales, lists of customers, and information of a similar nature, to the extent not available to the public. Zabin agrees to consult with his supervisor at the Company concerning any questions that Zabin may have as to what comprises such confidential or propriety information.


   14. In the event that any action, suit or other proceeding is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, the prevailing party shall recover all costs and expenses, including all reasonable attorneys fees incurred by such party in each and every action, suit or other proceeding, including any and all appeals or petitions therefrom.

   15. This Agreement constitutes and contains the entire agreement and understanding concerning the subject matters between the parties hereto, and supersedes and replaces all prior negotiations, all proposed agreements, and all agreements, whether written or oral, express or implied, concerning the subject matters hereof. Each party acknowledges that she or it has not signed this Agreement in reliance on any promise, representation, or warranty whatsoever, express or implied, written or oral, not contained therein concerning the subject matters hereof except the advice of their own legal counsel. The parties hereto further agree that any oral representations or modifications of this Agreement shall be of no force or effect unless agreed to in writing by each party hereto.


   16. This Agreement is executed and delivered within the State of California and shall in all respects be interpreted, enforced, and governed by and under the laws of the State of California applicable to instruments, persons, and transactions which have legal contacts and relationships solely within the State of California.


   17. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto. If any provision or a portion of this instrument shall be held for any reason to be unenforceable or illegal, that provision shall be severed from the instrument and the remainder shall be valid and enforceable between the parties just as if the provision held to be illegal or enforceable and never been included.


   18. The parties hereto acknowledge that they have been represented by competent counsel in connection with this matter, and that they have executed this Agreement with the consent of and on the advice of such counsel. All parties acknowledge that they have read this Agreement, and fully understand and consent to all their terms and conditions without any reservation whatsoever. All parties acknowledge that they have had adequate opportunity to make whatever investigation or inquiry they deem necessary and advisable in connection with the subject matters of this Agreement prior to the execution thereof.

   19. The Agreement may be executed in any number of copies by the parties hereto in several counterparts, and when each party has signed and delivered at least one such counterpart to the other parties hereto, each counterpart shall be deemed an original and taken together shall constitute one and the same Agreement, which shall be binding and effective as to all the parties hereto.


   20. Zabin acknowledges that he has read each and every paragraph of this Agreement and that he understands his respective rights and obligations and has been advised that he can consult an attorney of his choice. Further, Zabin acknowledges that he has been given the opportunity to consider and review this Agreement for a period of at least twenty-one (21) days and has the opportunity to revoke this Agreement within seven (7) days of its execution. Should Zabin revoke this Agreement, all monies and benefits provided herein shall cease and benefits provided to Zabin under this Agreement prior to such revocation shall be recoverable by the Company.










         IN WITNESS WHEREOF, the parties hereto have set their hands on the day or days and year written below:



   Dated:  July 16, 1997                  /s/ Burton A. Zabin
                                              BURTON A. ZABIN


   Dated:  16 July 1997                BIO-RAD LABORATORIES, INC.

                                     By: /s/ David Schwartz, Pres.
                                             DAVID SCHWARTZ

                                   EXHIBIT 1

                                             (Date)



   TO WHOM IT MAY CONCERN:

         I hereby voluntarily resign my employment with Bio-Rad
   Laboratories, to be effective ______________, 19       ___.

                                       Very truly yours,



                                       Burton A. Zabin